Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-260641; No. 333-264469) and Form S-8 (333-261042; 333-262454), of the report dated March 20, 2024 included in this Annual Report on Form 10-K of authID Inc. (formerly known as Ipsidy Inc.) and Subsidiaries (the “Company”), relating to the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2023 (collectively referred to as, “Audit Report on the 2023 Form 10-K”) and inclusion therein of the Audit Report on the 2023 Form 10-K filed March 20, 2024 with the Securities Exchange Commission.

/s/ Cherry Bekaert LLP

March 20, 2024